Exhibit 107.1

CALCULATION OF FILING FEE TABLE

S-8

(Form Type)

Intapp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other (1)	4,226,691 (2)(4)	$40.05 (1)	$169,278,974.55	$110.20 per $1,000,000	$18,654.55
Equity	Common Stock, par value $0.001 per share	Other (1)	845,338 (3)(4)	$40.05 (1)	$33,855,786.90	$110.20 per $1,000,000	$3,730.91
	Total Offering Amounts				$203,134,761.45		$22,385.46
	Total Fee Offsets						$0.00
	Net Fee Due						$22,385.46

(1)

Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for shares of Intapp, Inc. common stock, par value $0.001 per share (“Common Stock”), quoted on the Nasdaq Global Select Market on June 27, 2023, which is within five business days of this filing.

(2)	Represents additional shares of Common Stock reserved for issuance under the Intapp, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”).
(3)	Represents additional shares of Common Stock reserved for issuance under the Intapp, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).
(4)

Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Omnibus Plan and the ESPP by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock.